Exhibit 3.25

Delaware	PAGE 1
The first State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “PRECISION DRILLING, INC.”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF DECEMBER, A.D. 2008, AT 5:05 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Harriet Smith Windsor

	Harriet Smith Windsor, Secretary of State
4633074 8100	AUTHENTICATION:	7040046

081216421	DATE:	12-19-08
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:05 PM 12/19/2008
FILED 05:05 PM 12/19/2008
SRV 081216421 – 4633074 FILE
FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PRECISION DRILLING, INC.
          Precision Drilling, Inc., (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
          1. The name of the Corporation is Precision Drilling, Inc. The Corporation was originally incorporated under the same name and the original Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was fried with the Secretary of State of the State of Delaware on December 12, 2008.
          2. The Corporation has not received any payment for its stock.
          3. Pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware, this First Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation.
          4. The text of the Certificate of Incorporation, as amended and supplemented, is hereby restated and further amended to read in its entirety as follows:

ARTICLE ONE
          The name of this corporation is Precision Drilling, Inc.
ARTICLE TWO
          The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THREE
          The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE FOUR
     A. The Corporation is authorized to issue two classes of stock to be designated, respectively, the “Common Stock” and “Preferred Stock.” The total number of shares of Capital Stock is 1,500,000 shares, 300,000 shares of which shall be Common Stock, having a par value of $0.01 per share, and 1,200,000 shares of which shall be Preferred Stock, having a par value of $0.01 per share, all 1,200,000 of which shall be designated “Series A Preferred Stock.”
     B. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the General Corporation Law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation and relative rights and preferences of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:
     1. The number of shares constituting that series and the distinctive designation of that series;
     2. The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;
     3. Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;
     4. The amount payable upon shares in the event of voluntary or involuntary liquidation;
     5. Sinking fund or other provisions, if any, for the redemption or purchase of shares;
     6. The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and
     7. Voting powers, if any.
     C. The relative rights, preferences, and limitations granted to or imposed upon the Series A Preferred Stock are as follows:
     1. Rank. With regard to rights to receive dividends, redemption payments and distributions upon liquidation, dissolution or winding up of the Corporation, the Series A Preferred Stock shall rank senior to the common stock of the Corporation (the “Common Stock”) and any other equity securities or other securities convertible into or exercisable or exchangeable for Common Stock.
     2. Dividends and Distributions.
               a. Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the record holders of one or more shares of Series A Preferred Stock, as shown on the books and records of the Corporation (the “Holders”), in preference to the holders of Common Stock of the Corporation, and of any other Junior Stock (as defined in Section 11(b)), shall be entitled to receive cumulative dividends from the date hereof accruing at the rate of 15.1% per annum per share of Series A Preferred Stock (the “Dividend Rate”), payable quarterly in arrears out of funds legally available for the purpose in cash on the last day of March 31, June 30, September 30 and December 31 in each year (each such date being a “Quarterly Payment Date”), commencing on the first Quarterly Payment Date after the date on which shares of Series A Preferred Stock are first issued by the Corporation (the “Initial Issue Date”).
               b. Dividends on the Series A Preferred Stock shall accrue whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the applicable Quarterly Payment Date of the period to which they relate. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for determination of Holders entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
               c. If the Corporation shall have failed to pay any dividends on any two consecutive Quarterly Payment Dates pursuant to Sections 2(a) and (b), then the Holders, voting separately as a class, shall have the right to designate and have appointed immediately by the Board by resolution, or elect (if specified by the Holders) at the next annual meeting of the stockholders of the Corporation or at any special meeting, a director to the Board, regardless of the number of shares of Series A Preferred Stock then owned by the Holders.
     3. Distributions Upon Liquidation, Dissolution or Winding Up.
               a. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) or the proceeds thereof shall be made to or set apart for the holders of Junior Stock, each Holder shall be entitled to receive out of the assets of the Corporation or the proceeds thereof in cash or property at its fair market value as determined by the Board the Liquidation Value (as defined in Section 11(c)) per share of the Series A Preferred Stock held by such Holder, plus accrued and unpaid dividends, if any, on such share to but excluding the date fixed for liquidation, dissolution or winding up of the Corporation. Except as provided in this Section 3(a), Holders shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.
               b. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation, or the proceeds thereof, distributable among the Holders shall be insufficient to permit the payment in full of the Liquidation Value per share of Series A Preferred Stock plus an amount equal to all dividends accrued and unpaid on the Series A Preferred. Stock and liquidating payments on any Parity Securities (as defined in Section 11(d)), then such assets, or the proceeds thereof shall be ratably distributed among the Holders and any other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and such other Parity Securities if all amounts payable thereon were paid in full. Neither the consolidation or merger of the

Corporation into or with another corporation or corporations, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Corporation to another corporation or any other entity shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.
     4. Redemption.
               a. The Corporation, in its sole discretion, may redeem all or any part of the outstanding shares of Series A Preferred Stock at any time by paying in cash a redemption price in an amount equal to the Liquidation Value per share plus all accrued and unpaid dividends up to but excluding the date of redemption in respect of such share (the “Redemption Price”); provided, however, the Corporation may not redeem all or any part of the outstanding shares of the Series A Preferred Stock at any time prior to the twelve anniversary of the issuance of the Series A Preferred Stock.
               b. Any redemption of the Series A Preferred Stock pursuant to Section 4(a) may be made upon notice to all holders of record of the Series A Preferred Stock at their respective addresses appearing on the books of the Corporation. Such notice shall specify (i) the number of shares being redeemed, (ii) the date of the redemption, and (iii) the Redemption Price. If less than all the shares of Series A Preferred Stock are to be redeemed, the Corporation shall redeem shares of Series A Preferred Stock from each holder of record of Series A Preferred Stock pro rata based upon the total number of shares of Series A Preferred Stock held by such holder and the total number of issued and outstanding shares of Series A Preferred Stock.
               c. No Series A Preferred Stock may be redeemed except with funds legally available for the payment of the Redemption Price.
     5. Voting Rights.
               a. Except as set forth in Section 2(c), this Section 5 or as otherwise provided by law, no Holder solely by virtue of being a holder of shares of Series A Preferred Stock shall be entitled to vote at any meeting of stockholders of the Corporation (and written actions of stockholder in lieu of meetings) on any matter presented to the stockholders of the Corporation for their action or consideration.
               b. So long as the shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of holders that own more than 50% of the then outstanding shares of Series A Preferred Stock (voting as a single class), either at a meeting of the Holders duly called for such purpose or by written consent (i) amend, alter or repeal (by merger, consolidation, combination, reclassification or otherwise) the terms of the Series A Preferred Stock, the Articles of Incorporation or the bylaws of the Corporation so as to adversely affect the preferences, rights or powers of the Series A Preferred Stock or (ii) issue any shares of preferred stock (including additional shares of Series A Preferred Stock) which are senior to or pari passu with the Series A Preferred Stock with respect to dividend rights, rights of redemption or rights upon liquidation, dissolution, winding-up or otherwise.

               c. The vote required by Section 5(b) shall be in addition to any approval of stockholders of the Corporation required by law.
     6. Reissuance of Shares. Shares of the Series A Preferred Stock which have been issued and reacquired in any manner, including shares redeemed, repurchased or converted, shall have the status of authorized and unissued share of a class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock.
     7. Mutilated or Missing Stock Certificates. If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation.
     8. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Incorporation.
     9. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
     10. Notice. All notices, requests and other communications to the Holders shall be given at the address of such holder as shown on the books of the Corporation. The Holders may waive any notice required hereunder by a writing signed before or after the time required for notice or the action in question.
     11. Definitions. Unless the context otherwise requires, the terms defined in this Section 11 shall have, for all purposes of this Article IV, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).
               a. “Capital Stock” shall mean, with respect to any Person (as defined in Section 11(e)), any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or nonvoting) of such Person’s capital stock, whether outstanding on the Initial Issue Date or issued after the Initial Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.
               b. “Junior Stock” shall mean the Common Stock (or other Capital Stock of the Corporation) and any other series of preferred stock established by the Board that by its terms is junior to the Series A Preferred Stock, either as to payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, or both.

               c. “Liquidation Value” shall mean on any determination date, with respect to any share of Series A Preferred Stock, $1,000.
               d. “Parity Securities” shall mean Capital Stock of the Corporation with which the Series A Preferred Stock ranks on parity (whether with respect to dividend rights, rights of redemption or rights upon liquidation, dissolution, winding-up or otherwise).
               e. “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
ARTICLE FIVE
          The number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws. Initially, the number of directors constituting the Board of Directors is one and the name and address of the person who is initially to serve as director until the first annual meeting of the shareholders or until such director’s respective successor is elected and qualified is:

Name	Address
Kenneth J. Haddad	11011 Richmond Avenue, Suite 130
Houston, Texas 77042
ARTICLE SIX
          Any action required by the Delaware General Corporation Law, to be taken at any annual or special meeting of stockholders of the Corporation, or any action that may be taken at any annual or special meeting of stockholders of the Corporation, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which holders of all shares entitled to vote on the action were present and voted.
ARTICLE SEVEN
          The liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for acts or omissions occurring in their capacity as directors shall be limited to the fullest extent permitted by applicable laws, as such laws now exist and to such greater extent as they may provide in the future. Any repeal or modification of this Article shall operate prospectively only and shall not adversely affect any limitation of liability which then exists as a result hereof.

ARTICLE EIGHT
          The Corporation shall indemnify and advance expenses to all current and former officers of the Corporation to the fullest extent permitted by applicable laws, as such laws now exist and to such greater extent as they may provide in the future. Any repeal or modification of this Article shall operate prospectively only and shall not adversely affect any limitation of liability which then exists as a result hereof.
ARTICLE NINE
          With respect to any matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by the Delaware General Corporate Law and except as otherwise set forth in this First Amended and Restated Certificate of Incorporation, the act of the stockholders on that matter shall be the affirmative vote of the holders of a majority of the shares entitled to vote on that matter, rather than the affirmative vote otherwise required by the Delaware General Corporate Law. With respect to any matter for which the affirmative vote of the holders of a specified portion of the shares of any class or series entitled to vote is required by the Delaware General Corporate Law and except as otherwise set forth in this First Amended and Restated Certificate of Incorporation, the act of the holders of shares of that class or series on that matter shall be the affirmative vote of the holders of a majority of the shares of that class or series, rather than the affirmative vote of the holders of shares of that class or series otherwise required by the Delaware General Corporate Law.
ARTICLE TEN
          The power to alter, amend or repeal the Corporation’s Bylaws and to adopt new Bylaws shall be vested in the Board of Directors, subject to repeal or change by the affirmative vote of the holders of the majority of the voting power of all the then outstanding shares of capital stock of the Corporation.
ARTICLE ELEVEN
          To the fullest extent permitted by law, the Corporation renounces any interest or expectancy in, or in being offered an opportunity to participate in, all business opportunities that are presented to one or more holders of the Preferred Stock or Common Stock issued upon conversion of or in exchange for Preferred Stock and their affiliates unless, in the case of an affiliate of such a holder who is serving as a director of the Corporation, such business opportunity is expressly presented to such affiliate solely in his or her capacity as a director of the Corporation.
ARTICLE TWELVE
          The corporation is to have perpetual existence.
[END OF TEXT]

          I, THE UNDERSIGNED, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 19th day of December, 2008.

/s/ Kenneth J. Haddad
Kenneth J. Haddad
President